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                                                                     Exhibit 2.1

                              ESS TECHNOLOGY, INC.

                          AGREEMENT AND PLAN OF MERGER

                                  JUNE 9, 2003

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                                TABLE OF CONTENTS

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SECTION ONE......................................................................................................    1

         1.       The Merger.....................................................................................    1

                  1.1      The Merger............................................................................    1

                  1.2      Closing; Effective Time...............................................................    1

                  1.3      Effect of the Merger..................................................................    1

                  1.4      Certificate of Incorporation; Bylaws..................................................    2

                  1.5      Directors and Officers................................................................    2

                  1.6      Effect on Capital Stock...............................................................    2

                  1.7      Surrender of Certificates.............................................................    4

                  1.8      No Further Ownership Rights in Target Capital Stock...................................    5

                  1.9      Taking of Necessary Action; Further Action............................................    5

                  1.10     Withholding...........................................................................    5

                  1.11     Lost, Stolen or Destroyed Certificates................................................    6

SECTION TWO......................................................................................................    6

         2.       Representations and Warranties of Target.......................................................    6

                  2.1      Organization; Subsidiaries............................................................    6

                  2.2      Certificate of Incorporation and Bylaws...............................................    7

                  2.3      Capital Structure.....................................................................    7

                  2.4      Authority.............................................................................    8

                  2.5      No Conflicts; Required Filings and Consents...........................................    8

                  2.6      Financial Statements..................................................................    9

                  2.7      Absence of Undisclosed Liabilities....................................................    9

                  2.8      Absence of Certain Changes............................................................    9

                  2.9      Litigation...........................................................................    11

                  2.10     Restrictions on Business Activities..................................................    11

                  2.11     Permits; Company Products; Regulation................................................    11

                  2.12     Title to Property....................................................................    12

                  2.13     Intellectual Property................................................................    13

                  2.14     Environmental Matters................................................................    16

                  2.15     Taxes................................................................................    17
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                               TABLE OF CONTENTS
                                  (continued)

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                  2.16     Employee Benefit Plans...............................................................    19

                  2.17     Certain Agreements Affected by the Merger............................................    22

                  2.18     Employee Matters.....................................................................    22

                  2.19     Material Contracts...................................................................    22

                  2.20     Interested Party Transactions........................................................    24

                  2.21     Insurance............................................................................    24

                  2.22     Compliance With Laws.................................................................    25

                  2.23     Minute Books.........................................................................    25

                  2.24     Complete Copies of Materials.........................................................    25

                  2.25     Brokers' and Finders' Fees...........................................................    25

                  2.26     Vote Required........................................................................    25

                  2.27     Board Approval.......................................................................    25

                  2.28     Inventory............................................................................    25

                  2.29     Accounts Receivable..................................................................    26

                  2.30     Customers and Suppliers..............................................................    26

                  2.31     Third Party Consents.................................................................    27

                  2.32     No Commitments Regarding Future Products.............................................    27

                  2.33     Representations Complete.............................................................    27

SECTION THREE...................................................................................................    28

         3.       Representations and Warranties of Acquiror and Merger Sub.....................................    28

                  3.1      Organization, Standing and Power.....................................................    28

                  3.2      Authority............................................................................    28

                  3.3      No Conflict; Required Filings and Consents...........................................    28

                  3.4      Litigation...........................................................................    29

                  3.5      Tax Matters..........................................................................    29

SECTION FOUR....................................................................................................    29

         4.       Additional Agreements.........................................................................    29

                  4.1      Further Assurances...................................................................    29

                  4.2      Expenses.............................................................................    29

                  4.3      Severance Payments...................................................................    30
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                               TABLE OF CONTENTS
                                  (continued)
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SECTION FIVE....................................................................................................    30

         5.       Conditions to the Merger......................................................................    30

                  5.1      Conditions to Obligations of Each Party to Effect the Merger.........................    30

                  5.2      Additional Conditions to Obligations of Target.......................................    31

                  5.3      Additional Conditions to the Obligations of Acquiror and Merger Sub..................    32

SECTION SIX.....................................................................................................    34

         6.       Escrow and Indemnification....................................................................    34

                  6.1      Survival of Representations, Warranties and Covenants................................    34

                  6.2      Escrow Fund..........................................................................    34

                  6.3      Indemnification......................................................................    34

                  6.4      Damages Threshold....................................................................    35

                  6.5      Escrow Period........................................................................    35

                  6.6      Method of Asserting Claims...........................................................    36

                  6.7      Representative of the Stockholders; Power of Attorney................................    36

                  6.8      Adjustment to Escrow.................................................................    36

SECTION SEVEN...................................................................................................    36

         7.       General Provisions............................................................................    36

                  7.1      Notices..............................................................................    36

                  7.2      Interpretation.......................................................................    37

                  7.3      Counterparts.........................................................................    37

                  7.4      Entire Agreement; Nonassignability; Parties in Interest..............................    37

                  7.5      Severability.........................................................................    38

                  7.6      Remedies Cumulative..................................................................    38

                  7.7      Governing Law........................................................................    38

                  7.8      Rules of Construction................................................................    38

                  7.9      Amendments and Waivers...............................................................    38
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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of June 9, 2003, by and among ESS Technology, Inc., a California corporation ("Acquiror"), Pictos Acquisition Corporation, a Delaware corporation wholly owned by Acquiror ("Merger Sub"), and Pictos Technologies, Inc., a Delaware corporation ("Target").

                                    RECITALS

         A        The Boards of Directors of Target, Acquiror and Merger Sub
believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target shall be converted into the right to receive cash at the rates set forth herein.

         B        Target, Acquiror and Merger Sub desire to make certain
representations and warranties and other agreements in connection with the Merger.

                                    AGREEMENT

         The parties hereby agree as follows:

                                   SECTION ONE

         1        THE MERGER.

                  1.1      THE MERGER. At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger (the "Closing") shall take place upon the satisfaction or waiver of each of the conditions set forth in Section 5 below or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the ("Effective Time"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1020 Marsh Road, Menlo Park, California, or at such other location as the parties agree.

                  1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of

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Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4      CERTIFICATE OF INCORPORATION; BYLAWS.

                           (a)      At the Effective Time, the Certificate of
Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                           (b)      At the Effective time, the Bylaws of Merger
Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective stockholders, the following shall occur at the Effective Time:

                           (a)      CONVERSION OF TARGET CAPITAL STOCK. All of
the issued and outstanding shares of Common Stock, par value $.001 per share, and Preferred Stock, par value $.001 per share, of Target (the "Target Common Stock" and "Target Preferred Stock," respectively, and together the "Target Capital Stock") and all of the In-The-Money Target Warrants (as defined below) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b)) shall collectively be converted into the right to receive aggregate cash consideration in an amount equal to $27,000,000 (the "Maximum Aggregate Consideration"), as adjusted pursuant to Section 1.6(e) below, with 10% of the Maximum Aggregate Consideration to be held in escrow (the "Escrow Cash") and made available to compensate Acquiror for certain damages as provided in Section 6 below (as so adjusted, the "Merger Consideration"), to be allocated on a per share basis in accordance with the provisions of the Target's Certificate of Incorporation in effect immediately prior to the Closing, as follows: (i) $0.00 per share of Target Common Stock; (ii) $0.582 per share of Series A Target Preferred Stock; and (iii) $0.582 per share of Series A-1 Target Preferred Stock; provided, however, shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise appraisal rights in accordance with Section 262 of Delaware Law or other applicable law ("Dissenting Shares") shall not receive their ratable share of such Merger Consideration unless and until such shares shall no longer constitute Dissenting Shares. All shares of Target Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and

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shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

                           (b)      CANCELLATION OF TARGET CAPITAL STOCK OWNED
BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                           (c)      TARGET OPTIONS AND WARRANTS.

                                    (i)      TARGET OPTIONS. Effective
immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding options to purchase Target Common Stock (the "Target Options") issued under the Target's 2002 Stock Plan (the "Target Stock Plan") shall become exercisable in full in accordance with the terms of the Target Stock Plan. At the Effective Time, all outstanding Target Options that have not been exercised shall be cancelled by virtue of the Merger without any action on the part of the holder thereof.

                                    (ii)     TARGET WARRANTS. Effective
immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding warrants to purchase Target Common Stock and any other capital stock of Target (the "Target Warrants") shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof, except, however, that the warrants to purchase 89,925 shares of Series A Preferred Stock, 80,000 of which have an exercise price of $.15 per share (the "In-The-Money Target Warrants") and 9,295 of which have an exercise price of $1.00 per share, shall by their terms survive the Merger and be entitled to receive the Merger Consideration pursuant to Section 1.6(a) that would have been allocable to the holders of such warrants had such warrants been exercised in full prior to the Effective Time, such Merger Consideration to be payable when and if such warrants are exercised pursuant to their terms.

                           (d)      CAPITAL STOCK OF MERGER SUB. At the
Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                           (e)      ADJUSTMENTS. The Maximum Aggregate
Consideration shall be reduced by (i) any amount by which Third Party Expenses (defined in Section 4.2 below) exceed $150,000 in the aggregate, (ii) the amount of the Target Bonus and Severance Payments set forth on the Bonus and Severance Payment Statement, as provided in Section 4.3 below, (iii) $960,359 payable to Conexant Systems, Inc. ("Conexant") in satisfaction of purchased inventory that has a book value of $1,200,449 pursuant to Section 5.3(i) hereof, (iv) $542,879 payable to Conexant for prepayments for services and products under that certain Wafer Supply and Probe Services

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Agreement, as amended, (v) the amount of any finder's fees payable by Target as a result of the Merger, and such other items as are identified on the closing statement attached hereto as Schedule 1.6(e) (the "Net Merger Consideration").

                           (f)      APPRAISAL RIGHTS. Any Dissenting Shares
shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Target Capital Stock, the Merger Consideration to which such holder would otherwise be entitled under this Section 1.6.

                  1.7      SURRENDER OF CERTIFICATES.

                           (a)      EXCHANGE AGENT. U.S. Bank, National
Association (or other institution selected by Acquiror and reasonably acceptable to Shareholders' Representative) shall act as exchange agent (the "Exchange Agent") in the Merger.

                           (b)      ACQUIROR TO PROVIDE CASH. At the Closing,
Acquiror shall wire, in immediately available funds to the escrow account of counsel for Target, Wilson Sonsini Goodrich & Rosati, P.C. ("WSGR"), the Maximum Aggregate Consideration, as adjusted pursuant to Section 1.6(e) plus (B) $110,000 (the amount of certain allowable Third Party Expenses due as of the Closing) minus (C) $2,000,000 (the amount of the good faith deposit already paid by Acquiror and held by WSGR), all as set forth on Schedule 1.6(e). WSGR, as closing escrow agent, shall distribute such funds in accordance with Schedule 1.6(e) and shall, within three business days of the Effective Time, (i) make available to the Exchange Agent for exchange in accordance with this Section 1, the Net Merger Consideration and (ii) deposit the Escrow Cash with the Escrow Agent pursuant to Section 6.2. All interest earned on such funds shall be paid to Target Stockholders by inclusion of such interest in Escrow Fund.

                           (c)      EXCHANGE PROCEDURES. Within five business
days of the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration which may become payable, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger

                                        4

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Consideration less the cash to be deposited in the Escrow Fund (as defined in
Section 6 below) on such holder's behalf pursuant to Section 6 below, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration.

                           (d)      NO LIABILITY. Notwithstanding anything to
the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (e)      DISSENTING SHARES. The provisions of this
Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                  1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All cash in the amount of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

                  1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                  1.10 WITHHOLDING. Each of the Exchange Agent, Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment,

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

require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Interim Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   SECTION TWO

         2        REPRESENTATIONS AND WARRANTIES OF TARGET.

                  In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other related adverse changes and effects, will be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

                  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of executive officers and directors of such party reasonably believed to have knowledge of the matter in question.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

                  2.1 ORGANIZATION; SUBSIDIARIES. Each of Target and each subsidiary of Target (each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target. Each of Target and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1 of the Target Disclosure Schedule. Target is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Target free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating Target or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Section 2.1 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target and each Subsidiary, each as amended to date, to Acquiror. Neither Target nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

                  2.3 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 80,000,000 shares of Common Stock and 65,500,000 shares of Preferred Stock (convertible into Common Stock on a 1-for-1 basis), of which there were issued and outstanding as of the close of business on the date hereof 410,000 shares of Common Stock, 19,379,763 shares of Series A Preferred Stock (the "Series A Preferred"), 21,421,950 shares of Series A-1 Preferred Stock (the "Series A-1 Preferred"). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options currently outstanding under the Target Stock Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Common Stock, Series A Preferred and Series A-1 Preferred were issued in compliance with all applicable federal and state securities laws. Target has reserved (i) sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred and the Series A-1 Preferred, and (ii) 8,500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Plan, of which 560,000 shares have been issued pursuant to option exercises or direct stock purchases, 7,842,225 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Except as set forth above, Target has not issued or granted additional options under the Target Stock Plan. Section 2.3 of the Target Disclosure Schedule sets forth the number of outstanding Target Options and all other rights to acquire shares of Target Common Stock pursuant to the Target Stock Plan and the applicable exercise prices. Except (i) for the rights created pursuant to this Agreement, (ii) for Target's right to repurchase any unvested shares under the Target Stock Plan and (iii) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound relating to the issued or unissued capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding options, warrants or other rights to purchase or receive shares of Target Capital Stock that will not expire by their terms at the Closing. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between Target and any of its stockholders and (ii) to the best of Target's knowledge, between or among any of Target's stockholders. The terms of the Target Stock Plan permit the cancellation of the Target Stock Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

                  2.4 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 5.1(a). Target's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms.

                  2.5      NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target or any of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Subsidiary or any of their properties or assets.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by Target or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in
Section 1.2, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  2.6 FINANCIAL STATEMENTS. Section 2.6 of the Target Disclosure Schedule includes a true, correct and complete copy of Target's unaudited financial statements for the fiscal year ended December 31, 2002 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the three-month period ended March 31, 2003 (collectively, the "Financial Statements"). The

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Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                  2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Target nor any Subsidiary has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended March 31, 2003 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

                  2.8      ABSENCE OF CERTAIN CHANGES. Except as set forth in
Section 2.7 of the Target Disclosure Schedule, since March 31, 2003 ( the "Target Balance Sheet Date") there has not been, occurred or arisen any:

                           (a)      transaction by Target or any Subsidiary
except in the ordinary course of business as conducted on that date and consistent with past practices;

                           (b)      amendments or changes to the Certificate of
Incorporation or Bylaws of Target;

                           (c)      capital expenditure or commitment by Target
or any Subsidiary, in any individual amount exceeding $25,000, or in the aggregate, exceeding $100,000;

                           (d)      destruction of, damage to, or loss of any
assets (including, without limitation, intangible assets), business or customer of Target or any Subsidiary (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                           (e)      labor trouble or claim of wrongful discharge
or other unlawful labor practice or action;

                           (f)      change in accounting methods or practices
(including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Target or any revaluation by Target of any of its or any of its Subsidiaries' assets;

                           (g)      revaluation by the Company or any Subsidiary
of any of their respective assets;

                           (h)      declaration, setting aside, or payment of a
dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target

Common Stock from terminated Target employees at the original per share purchase price of such shares;

                           (i)      increase in the salary or other compensation
payable or to become payable by Target to any officers, directors, employees or advisors of Target or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                           (j)      sale, lease, license of other disposition of
any of the material assets or material properties (tangible or intangible) of Target or any Subsidiary;

                           (k)      termination or material amendment of any
material contract, agreement or license (including any distribution agreement) to which Target or any Subsidiary is a party or by which it is bound;

                           (l)      loan by Target or any Subsidiary to any
person or entity, or guaranty by Target or any Subsidiary of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade receivables that have been outstanding for less than 90 days and all other trade receivables not in excess of $50,000 in the aggregate and in the ordinary course of business, consistent with past practices;

                           (m)      waiver or release of any right or claim of
Target or any Subsidiary, including any write-off or other compromise of any account receivable of Target or any Subsidiary, in excess of $50,000 in the aggregate;

                           (n)      the commencement or notice or threat of
commencement of any lawsuit or proceeding against or, to the Target's or Target's officers' or directors' knowledge, investigation of Target or any Subsidiary or their respective affairs;

                           (o)      notice of any claim of ownership by a third
party of Target's or any Subsidiary's Intellectual Property (as defined in Section 2.13 below) or of infringement by Target or any Subsidiary of any third party's Intellectual Property rights;

                           (p)      issuance or sale by Target or any Subsidiary
of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than option grants pursuant to the Company's Stock Plans;

                           (q)      change in pricing or royalties set or
charged by Target or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target or any Subsidiary;

                           (r)      event or condition of any character that had
or will have a Material Adverse Effect on the Company; or

                           (s)      agreement by Target, any Subsidiary or any
officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.9 LITIGATION. Except as set forth in the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any Subsidiary, threatened (whether orally or in writing) against Target or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any Subsidiary or, to the best knowledge of Target and its Subsidiaries, any of their respective directors or officers (in their capacities as such), will prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that will have a Material Adverse Effect on Target.

                  2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any Subsidiary, any acquisition of property by Target or any Subsidiary or the overall conduct of business by Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or by any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement under which Target or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  2.11     PERMITS; COMPANY PRODUCTS; REGULATION.

                           (a)      Each of Target and each Subsidiary is in
possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target or any Subsidiary, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations") and no suspension or cancellation of any Target Authorization is pending or, to the best of Target's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have a Material Adverse Effect on Target. Neither Target nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Target or any Subsidiary or by which any property or asset of Target or any Subsidiary is bound or affected, (ii) any Target Authorization, or
(iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any Subsidiary is a party or by which Target or any Subsidiary or any property or asset of Target or any Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target or any Subsidiary.

                           (b)      Except as would not have a Material Adverse
Effect on Target, since the inception of Target there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Target or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the best knowledge of Target, Target and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 2.11(b) of the Target Disclosure Schedule, since the inception of the Target, there have been no recalls, field notifications or seizures ordered or, to Target's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

                           (c)      Target has obtained, in all countries where
either Target or a Subsidiary is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by Target or any Subsidiary in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target has identified and made available for examination by Acquiror all material information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listings, inspections, Target's recalls and product actions, audits and Target's ongoing field tests. Target has identified in writing to Acquiror all international locations where regulatory information and documents are kept.

                  2.12     TITLE TO PROPERTY.

                           (a)      Neither Target nor any Subsidiary owns any
real property. Target and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all material mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair normal wear and tear excepted. All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. Section 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target and by each Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                           (b)      Section 2.12(b) of the Target Disclosure
Schedule also sets forth a true, correct and complete list of all material equipment (the "Equipment") owned or leased by Target and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

                  2.13     INTELLECTUAL PROPERTY.

                           (a)      DEFINITIONS: As used in this Agreement, the
following terms shall have the following meanings:

                           "Intellectual Property" means all of the following:
         (i) U.S., state and foreign trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, assumed names, business names and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, the "Trademarks"), (ii) Internet domain names ("Domain Names"), (iii) U.S. and foreign patents, industrial designs, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority there from, utility models, patents of importation/confirmation, certificates of invention, certificates, of registration, together with any applications for any of the foregoing, and like statutory rights related to the foregoing (collectively, the "Patents"), (iv) U.S. and foreign copyrights, and all registrations and applications to register the foregoing (collectively, the "Copyrights"), (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act and under corresponding state and foreign statutory and the common law of all of the foregoing, including, but not limited to, business, technical and know-how information (collectively, the "Trade Secrets", and (vi) all moral and other intellectual property rights associated with the foregoing.

                           "Registered Intellectual Property" means Patents, Trademark registrations and applications, Domain Names, Copyright registrations and applications, and any other Intellectual Property that is the subject of an application, certificate, filing or registration (or other document issued by, filed with or recorded by any government authority).

                           "Target Owned IP" means any Intellectual Property that is owned by Target or its Subsidiaries.

                           "Target Licensed IP" means any Intellectual Property that is licensed to Target or its Subsidiaries or that Target or its Subsidiaries otherwise have rights in pursuant to any other agreement.

                           "Target Intellectual Property" means the Target Owned IP and Target Licensed IP.

                           (b)      Target and each of its Subsidiaries own, or
are licensed or otherwise possess legally enforceable rights to use all Target Intellectual Property that is used in the business of Target or any Subsidiary as currently conducted, and to Target's knowledge Target and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Target Intellectual Property that is proposed to be used in the business of Target or any Subsidiary as proposed to be conducted, except in each case to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. Without limiting the generality of the foregoing, except as set forth in Section 2.13 of the Disclosure Schedule, to Target's knowledge, neither Conexant nor Jazz Semiconductor nor any of their affiliates own or license any Intellectual Property specific to CMOS sensor products currently used or proposed to be used in the business of Target or any Subsidiary as currently conducted or proposed to be conducted by Target or any Subsidiary in connection with the process or technology of CMOS sensor products (excluding generally available design tools which may be used for CMOS sensor products and other purposes). (As used in this Section 2.13, "proposed to be used" or "proposed to be conducted" means the use or conduct in connection with a product that Pictos has in current development but has not yet sold or offered for sale.)

                           (c)      Section 2.13 of the Target Disclosure
Schedule provides a comprehensive list of: (i) all Target Owned IP that is Registered Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any third person is authorized to use any Target Intellectual Property (excluding standard agreements entered into in the ordinary course of the business of Target or a Subsidiary, such as standard end-user licenses, standard non-disclosure agreements and standard product terms and conditions of sale), (iii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party Intellectual Property which are used in the manufacture or development of, are incorporated in, are, or form a part of any Target product that is material to its business (including CMOS sensor products used in its business), and (iv) all assignment agreements pursuant to which Target or any Subsidiary acquired ownership of any Intellectual Property in CMOS sensor process technology. Neither Target nor any Subsidiary is in material violation of or default under any license, sublicense or agreement described in Section 2.13 of the Target Disclosure Schedule. Neither Target nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in agreements entered into in the ordinary course of business (such as in-bound license agreements, outbound license agreements, OEM and other product distribution agreements, non-disclosure agreements, development agreements, foundry agreements, product supply agreements, standard product terms and conditions of sale, and similar agreements entered into in the ordinary course of business). Except as set forth in Section 2.13 of the Target Disclosure Schedule, Target is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens), the Target Owned IP, and is not contractually obligated to pay any compensation to any third party in respect thereof. Without limiting the foregoing, except as set forth in Section 2.13 of the Target Disclosure Schedule, Target is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens), the Target Owned IP in CMOS sensor process technology acquired under assignment agreements described in clause (iv) of this Section 2.13(c) or developed by or on behalf of Target or any Subsidiary, and is not contractually obligated to pay any compensation to any third party in respect thereof. Target is current in all maintenance fees, taxes and/or annuities for all Patents that are Target Owned IP. Except as set forth in Section 2.13 of the Target Disclosure Schedule, there have been no settlement agreements, consent decrees or judgments relating to the Target Owned IP.

                           (d)      There has been no nor is there any material
unauthorized use, disclosure, infringement or misappropriation (including by employees and former employees of Target) of any Target Owned IP, or to the knowledge of Target, of any Target Licensed IP exclusively licensed to Target or any Subsidiary.

                           (e)      Except as set forth in Section 2.13 of the
Target Disclosure Schedule, as a result of the execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the consummation of the transactions contemplated hereby: (i) neither Target nor any Subsidiary will be in breach of any license, sublicense or other agreement relating to the Target Intellectual Property, the breach of which would have a Material Adverse Effect on Target or any Subsidiary, and (ii) no third party is or will be entitled to terminate or modify any such license, sublicense or other agreement, the termination or modification of which would have a Material Adverse Effect on Target or any Subsidiary.

                           (f)      Except as set forth on Section 2.13 of the
Target Disclosure Schedule, (i) all Target Owned IP and Target Licensed IP exclusively licensed to Target, that is in each case Registered Intellectual Property (excluding Patents), and (ii) to the knowledge of Target, all Patents within such Target Owned IP and Target Licensed IP exclusively licensed to Target that is, in each case, Registered Intellectual Property, is valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of the foregoing. Except as set forth in Section 2.13 of the Target Disclosure Schedule, Target has not received written notice of a claim or been sued in any suit, action or proceeding which challenges the validity of or involves a claim of infringement of any Intellectual Property of any third party or which involved any unfair competition or similar claim. Except as set forth in Section 2.13 of the Target Disclosure Schedule, to Target's knowledge, the conduct of the business of Target and each subsidiary as currently conducted or proposed to be conducted does not and will not infringe or conflict with the Intellectual Property of any third party in a manner that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target. Except as set forth in Section 2.13 of the Target Disclosure Schedule, to Target's knowledge, no third party is challenging or reasonably could challenge the ownership by Target or any Subsidiary of the Target Owned IP. Neither Target nor any Subsidiary has any pending action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Target Owned IP against any third party. There are no pending, or to the best of Target's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target or any Subsidiary, except such as may have been commenced by Target or any Subsidiary and which are identified as such at Section 2.13 of the Target Disclosure Schedule. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Target is a party.

                           (g)      Except as set forth at Section 2.13 of the
Target Disclosure Schedule, Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of material Intellectual Property created for or on behalf of Target or its Subsidiaries and such assignments cover all the rights to such contributions that Target does not already own by operation of law.

                           (h)      Target has taken all reasonable steps to
protect and preserve the confidentiality of all Target Intellectual Property that is a Trade Secret. Each of Target and its respective Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's standard forms.

                  2.14     ENVIRONMENTAL MATTERS.

                           (a)      The following terms shall be defined as
follows:

                                    (i)      "Environmental and Safety Laws"
shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

                                    (ii)     "Hazardous Materials" shall mean
any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant

                                    (iii)    "Property" shall mean all real
property leased or owned by Target or its Subsidiaries either currently or in the past.

                                    (iv)     "Facilities" shall mean all
buildings and improvements on the Property of Target or its Subsidiaries.

                           (b)      To the knowledge of the Target, Target
represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Target and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Target nor its Subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date;
(vi) there has not been in the past, and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters);
(vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target's and its Subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and (xii) neither Target nor any of its Subsidiaries is liable for any off-site contamination nor under any Environmental and Safety Laws.

                  2.15     TAXES.

                           (a)      For purposes of this Section 2.15 and other
provisions of this Agreement relating to Taxes, the following definitions shall apply:

                                    (i)      The term "Taxes" shall mean all
taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person or as a result of being a successor in interest or a transferee of any person.

                                    (ii)     The term "Returns" shall mean all
reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                           (b)      All material Returns required to be filed by
or on behalf of Target or any Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target or any Subsidiary under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis. Target and each Subsidiary have withheld or paid over all Taxes required to have been withheld or paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Target has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and to the knowledge of Target such elections were validly made and filed with the Internal Revenue Service in a timely fashion. There are no liens on any of the assets of Target or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target or that Subsidiary is contesting in good faith through appropriate proceedings. Neither Target nor any Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                           (c)      The amount of Target's and any Subsidiary's
liabilities for unpaid Taxes for all periods through the Target Balance Sheet Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Target Balance Sheet , and the Target Balance Sheet properly accrues in accordance with generally accepted accounting principles ("GAAP") all liabilities for Taxes of Target and its Subsidiaries payable after the Target Balance Sheet Date attributable to transactions and events occurring prior to such date. No liability for Taxes of Target or any Subsidiary has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since the Target Balance Sheet Date other than in the ordinary course of business.

                           (d)      Target has made available to Acquiror true
and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target or any Subsidiary relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target and its Subsidiaries for all periods since Target's and such Subsidiaries' inception.

                           (e)      No audit of the Returns of or including
Target and its Subsidiaries by a government or taxing authority is in process, threatened or, to Target's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of Target or any of its Subsidiaries, and Target has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it or any Subsidiary has not filed a Return or paid Taxes required to be filed or paid. Neither Target nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Target, any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target or any Subsidiary. Target and each Subsidiary have disclosed on their federal and state income and franchise tax returns all positions taken therein that to the knowledge of Target could give rise to a substantial

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

understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                           (f)      Target and its Subsidiaries are not (nor
have they ever been) parties to any tax sharing agreement. Since inception, neither Target nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                           (g)      Target is not, nor has it been, a United
States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Neither Target nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target or to such Subsidiary pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

                           (h)      Neither the Target nor any of its
Subsidiaries has participated in or has an obligation to disclose any Listed Transactions as defined and described in Section 6011 of the Code and the regulations thereunder.

                  2.16     EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 2.16 lists, with respect to Target, each Subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $50,000 and all severance agreements, with any of the directors, officers or employees of Target or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or its Subsidiary at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any Subsidiary and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any Subsidiary (together, the "Target Employee Plans").

                           (b)      Target has furnished or made available to
Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation; may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by Target in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Target Employee Plan. Target has also furnished or made available to Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                           (c)      Except as set forth in Section 2.16(c) of
the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each Subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any Subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) no Target Employee Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code; and
(viii) no compensation paid or payable to any employee of Target or any Subsidiary has been, or will be, non-deductible by reason of application of
Section 280G of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, except as would not have, in the aggregate, a Material Adverse Effect. No suit, administrative proceeding, action or other litigation (other than claims for benefits in the ordinary course of plan activities) has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d)      With respect to each Target Employee Plan,
Target and each of its United States Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act ("HIPAA") and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                           (e)      The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                           (f)      There has been no amendment to, written
interpretation or announcement (whether or not written) by Target, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Except as set forth in Section 2.17 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.18 EMPLOYEE MATTERS. Target and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its Subsidiaries has any material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.

There are no controversies pending or, to the knowledge of Target or any of its Subsidiaries, threatened, between Target or any of its Subsidiaries and any of their respective employees or former employees, which controversies have or will have a Material Adverse Effect on Target. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees. Target and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act"), and no fact or event exists that could give rise to liability under the WARN Act. Acquirer has been provided with a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

                  2.19     MATERIAL CONTRACTS.

                           (a)      Subsections (i) through (ix) of Section
2.19(a) of the Target Disclosure Schedule contain a list of all contracts and agreements, whether written or oral, to which Target or any Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target and the Subsidiaries (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Target Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

                                    (i)      each contract and agreement (other
than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or any Subsidiary under the terms of which Target or any Subsidiary: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $25,000;

                                    (ii)     each customer contract and
agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target or any Subsidiary is a party which (A) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $25,000;

                                    (iii)    (A) all distributor, manufacturer's
representative, broker, franchise, agency and dealer contracts and agreements to which Target or any Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or any Subsidiary is a party which: (1) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (2) are likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, or (3) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                                    (iv)     all management contracts with
independent contractors or consultants (or similar arrangements) to which Target or any Subsidiary is a party;

                                    (v)      all contracts and agreements
(excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                                    (vi)     all contracts and agreements that
limit the ability of Target or any Subsidiary or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                                    (vii)    all contracts and agreements
between or among Target or any Subsidiary, on the one hand, and any affiliate of Target (other than a wholly owned subsidiary), on the other hand:

                                    (viii)   all contracts and agreements to
which Target or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices other than purchase orders obtained in ordinary course of business, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                                    (ix)     all other contracts or agreements
(A) which are material to Target and its Subsidiaries or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Target, or (C) which are believed by Target to be of unique value even though not material to the business of Target.

                           (b)      Except as would not, individually or in the
aggregate, have a Material Adverse Effect on Target, each Target license and each Material Contract is a legal, valid and binding agreement, and none of the Target licenses or Material Contracts is in default by its terms or has been cancelled by the other party; Target and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Target or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

                  2.20 INTERESTED PARTY TRANSACTIONS. Neither Target nor any Subsidiary is indebted to any director, officer, employee or agent of Target or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any Subsidiary. To Target's knowledge, none of Target or any Subsidiary's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Target or any Subsidiary (other than in connection with purchases of the Target or Subsidiary's stock). To Target's knowledge, none of Target or any Subsidiary's officers or directors who will become employees, officers or directors of Acquiror or any of its affiliates after the Closing have any direct or indirect ownership interest in any firm or corporation with which Target or any Subsidiary is affiliated or with which Target or any Subsidiary has a business relationship, or any firm or corporation which competes with Target or any Subsidiary except that officers, directors and/or stockholders of Target or any Subsidiary may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Target or any Subsidiary. To Target's knowledge, none of Target or any Subsidiary's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Target or any Subsidiary. Neither Target nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  2.21 INSURANCE. Target and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses and owning assets similar to those of Target and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.22 COMPLIANCE WITH LAWS. Each of Target and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

                  2.23 MINUTE BOOKS. The minute books of Target and its Subsidiaries provided to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.24 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its Subsidiaries.

                  2.25     BROKERS' AND FINDERS' FEES. Except as set forth in
Section 2.25 of the Target Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby ("Finder's Fees")

                  2.26 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Target Common Stock, the holders of a majority of Series A Preferred and the holders of a majority of Series A-1 Preferred, each outstanding on the record date set for the written consent to be circulated to stockholders of the Company, are the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  2.27 BOARD APPROVAL. In a telephonic meeting of the Board of Directors of Target, of which notice was duly given or waived and at which a quorum was present, the Board members participating at such meeting unanimously
(i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

                  2.28 INVENTORY. The inventories shown on the Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since March 31, 2003, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since March 31, 2003, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of March 31, 2003, the inventory of Target in the distribution channel does not exceed an aggregate of $50,000.

                  2.29     ACCOUNTS RECEIVABLE.

                           (a)      Target has made available to Acquiror a list
of all accounts receivable of Target and each Subsidiary reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

                           (b)      All Accounts Receivable of Target and its
Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

                           (c)      All of the inventories of Target and each
Subsidiary reflected in the Financial Statements and Target's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Target's regular inventory practices and are set forth on Target's books and records in accordance with the practices and principles of Target consistent with the method of treating said items in prior periods. None of the inventory of Target or any Subsidiary reflected on the Financial Statements or on Target's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of Target reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

                  2.30 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, no supplier of Target, nor Premier (or through its relationship with Premier, Olympus, Motorola or Samsung) has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after March 31, 2003 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer nor Premier (or through its relationship with Premier, Olympus, Motorola or Samsung) intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Target, and to Target's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its usage of the services or products of Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target. Target has a design win from Premier relating to digital still camera chips and has no reason to believe Premier will cease to be a customer of Target after the Closing.

                  2.31     THIRD PARTY CONSENTS. Except as set forth in Section
2.31 of the Target Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transaction contemplated hereby. All material third party consents and approvals that were needed from any third party in connection with the transactions contemplated under that certain Formation Agreement, dated May 7, 2002, by and among Zing Network, Inc., Zing Acquisition Corporation, Pictos Technologies, Inc., Conexant Systems, Inc. and JP Morgan Trust Company, N.A. have been obtained.

                  2.32 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Target has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which

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Target's customers from time to time test or evaluate products). The products
Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Section 2.32 of the Target Disclosure Schedule accurately sets forth a complete list of products in development.

                  2.33 REPRESENTATIONS COMPLETE. None of (i) the written communications from Target personnel to Acquiror personnel concerning the transactions contemplated hereby, (ii) the due diligence materials furnished or made available by or on behalf of Target to Acquiror and (iii) the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when read together, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION THREE

         3.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

                  3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the requisite power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date, to Target or its counsel. Neither Acquiror nor any of its subsidiaries is in violation of any material provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

                  3.2 AUTHORITY. Acquiror and Merger Sub have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub.

                  3.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles or Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 10 days after the Closing Date, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, alter or delay any the transactions contemplated by this Agreement.

                  3.4 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, against Acquiror or Merger Sub which seeks to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

                  3.5 TAX MATTERS. Acquiror has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by the Agreement. With respect to such tax matters, Acquiror relies solely on such advisors and not on any statements or representations of Target or any of Target's agents, written or oral. Acquiror understands that it (and not Target) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreement.

                                  SECTION FOUR

         4.       ADDITIONAL AGREEMENTS.

                  4.1 FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                  4.2 EXPENSES. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, Acquiror agrees to cause Target to pay on the Closing Date up to an aggregate of $150,000 in reasonable and documented fees and expenses (including Third Party Expenses but not including finders' fees payable by Target as a result of the Merger) incurred by the Target in connection with the Merger and listed on the Statement of Expenses (as defined below); and provided, further, that to the extent the fees and expenses (including Third Party Expenses) listed on the Statement of Expenses exceed $150,000 in the aggregate, the Merger Consideration shall be reduced dollar-for-dollar as provided in Section 1.6 hereof. As used herein, "Statement of Expenses" shall mean a written statement of all fees and expenses (including Third Party Expenses but not including finders' fees payable by Target as a result of the Merger) incurred by the Target in connection with the Merger, including an estimate of any such expenses yet to be incurred or invoiced, in form reasonably satisfactory to Acquiror and accompanied by a certificate signed by the Chief Financial Officer of the Target stating that the statement is true and correct as of the Effective Time, which shall be delivered to Acquiror's Chief Financial Officer at the Closing, and which shall include copies of any invoices or other supporting documents referred to therein. Any fees and expenses (including Third Party Expenses) incurred by the Target in connection with the Merger and not reflected in full on the Statement of Expenses (collectively the "Undisclosed Excess Expense Amount") shall be paid to the Acquiror from the Escrow Fund (as defined in Section 6.2 hereof).

                  4.3 SEVERANCE PAYMENTS. The Merger Consideration shall be reduced dollar-for-dollar as provided in Section 1.6 hereof for the aggregate amount of the payments set forth as Target Bonus and Severance Payments on the Bonus and Severance Payment Statement. As used herein, (a) "Bonus and Severance Payment Statement" shall mean a written statement (accompanied by a certificate signed by the Chief Financial Officer of the Target stating that the statement is true and correct as of the Effective Time) of all payments due or which will become due to any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate as a result of the consummation of the transactions contemplated by this Agreement (the "Target Bonus and Severance Payments"). The amount of any payments that become due to any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate after the Closing pursuant to (i) an agreement by Target to make such payment in the event of termination of employment or service within some period prior to or following the Closing, or as a result of the Closing or (ii) the severance policies or practices of the Target prior to Closing provided such payments do not exceed an amount equal to the regular salary for a period of three weeks on a per employee basis (the "Post-Closing Severance Payments") shall be paid to Acquiror out of the Escrow Fund at the time such severance payments become payable to such employee or service provider.

                                  SECTION FIVE

         5.       CONDITIONS TO THE MERGER.

                  5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a)      STOCKHOLDER APPROVAL. This Agreement and the
Merger shall have been duly approved and adopted by the holders of the shares of the Target Capital Stock outstanding as of the record date, as required under applicable law and the Certificate of Incorporation and bylaws of Target.

                           (b)      NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                           (c)      GOVERNMENTAL APPROVAL. Acquiror, Target and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

                           (d)      ESCROW AGREEMENT. Acquiror, Target, Escrow
Agent and the Stockholders' Representative (as defined in Section 6 below) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement").

                           (e)      CERTIFICATE OF MERGER. The Certificate of
Merger shall have been filed in accordance with Delaware law.

                           (f)      CERTIFICATE OF MERGER. Acquiror shall have
wired funds to WSGR pursuant to Section 1.7(b).

                  5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                           (a)      REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

                           (b)      CERTIFICATES OF ACQUIROR.

                                    (i)      COMPLIANCE CERTIFICATE OF ACQUIROR.
Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 5.2(a) above has been satisfied with respect to Acquiror.

                                    (ii)     CERTIFICATE OF SECRETARY OF
ACQUIROR. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                                            (A)      Resolutions duly adopted by
the Board of Directors of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                            (B)      the incumbency of the
officers of Acquiror executing this Agreement and all agreements and documents contemplated hereby.

                           (c)      CERTIFICATES OF MERGER SUB.

                                    (i)      COMPLIANCE CERTIFICATE OF MERGER
SUB. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 5.2(a) above has been satisfied with respect to Merger Sub.

                                    (ii)     CERTIFICATE OF SECRETARY OF MERGER
SUB. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                                            (A)      Resolutions duly adopted by
the Board of Directors and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                            (B)      the incumbency of the
officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

                  5.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the

Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                           (a)      REPRESENTATIONS AND WARRANTIES. Each of the
representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

                           (b)      CERTIFICATES OF TARGET.

                                    (i)     COMPLIANCE CERTIFICATE OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 5.3(a) above has been satisfied.

                                    (ii)    CERTIFICATE OF SECRETARY OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                                            (A)      Resolutions duly adopted by
the Board of Directors and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                            (B)      The Certificate of
Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                                            (C)      the incumbency of the
officers of Target executing this Agreement and all agreements and documents contemplated hereby.

                           (c)      THIRD PARTY CONSENTS. Acquiror shall have
been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are identified as required in connection with the Merger in Schedule 2.5 and Schedule 2.31 of the Target Disclosure Schedule.

                           (d)      INJUNCTIONS OR RESTRAINTS ON MERGER AND
CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                           (e)      LEGAL OPINION. Acquiror shall have received
a legal opinion from Target's legal counsel, in substantially the form of Exhibit C.

                           (f)      RESIGNATION OF DIRECTORS AND OFFICERS.
Acquiror shall have received letters of resignation from each of the directors and officers of Target in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

                           (g)      TERMINATION OF TARGET'S 401(K) PLAN. If
Target maintains or sponsors a plan subject to Section 401(k) of the Code, Target's Board of Directors shall have adopted a resolution terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time.

                           (h)      CERTAIN CONEXANT AGREEMENTS. Target and
Conexant shall have executed and delivered each of those agreements and amendments to agreements in the forms attached hereto as Exhibit 5.3(i)(1),
Exhibit 5.3(i)(2), Exhibit 5.3(i)(3), Exhibit 5.3(i)(4), Exhibit 5.3(i)(5) and
Exhibit 5.3(i)(6).

                           (i)      APPRAISAL RIGHTS. Stockholders of not more
than 5% of the total outstanding Target Capital Stock (on an as converted basis) shall have demanded or be entitled to demand appraisal rights pursuant to Delaware Law.

                           (j)      FIRPTA. Target shall, prior to the Closing
Date, provide Acquiror with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                                   SECTION SIX

         6.       ESCROW AND INDEMNIFICATION.

                  6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until twelve (12) months (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims.

                  6.2 ESCROW FUND. Within three business days after the Effective Time, the Escrow Cash shall be deposited with U.S. Bank, National Association (or other institution selected by Acquiror and reasonably acceptable to Shareholders' Representative) as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"). In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the stockholders of the Target pursuant to Section 6.3 and in accordance with the Escrow Agreement.

                  6.3      INDEMNIFICATION.

                           (a)      INDEMNIFIED DAMAGES. Subject to the
limitations set forth in this Section 6, from and after the Effective Time, the former stockholders of Target shall protect, defend, indemnify and hold harmless Acquiror, and the Surviving Corporation, and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror and Surviving Corporation, and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with (i) any claim, demand, action or cause of action arising out of a misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, (ii) any claims, demands or suits brought by former Target stockholders with respect to the transactions contemplated hereby, (iii) any Undisclosed Excess Expense Amount as set forth in Section 4.2,
(iv) any Post-Closing Severance Payments and Target Bonus and Severance Payments which become due after the Closing as set forth in Section 4.3, and (v) the matters disclosed in Section 2.9 of the Disclosure Schedule, in each case, which becomes known to Acquiror during the Escrow Period. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Interim Surviving Corporation.

                           (b)      EXCLUSIVE CONTRACTUAL REMEDY AND
LIMITATIONS. Acquiror, the former stockholders of Target and Target each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Acquiror would have agreed to pay in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Acquiror and Surviving Corporation for any Damages. The maximum liability of any former holder of the Target Capital Stock for any breach of a representation, warranty or covenant of the Target shall be limited to the Escrow Cash in which such holder has an interest that is held pursuant to the Escrow Agreement; provided, however, that nothing herein shall limit the liability of any officer, director or stockholder of the Target for such person's or entity's fraud or intentional misrepresentation.

                  6.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Acquiror may not receive any amount of the Escrow Cash from the Escrow Fund unless and until a certificate signed by an officer of Acquiror (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 6 to be payable, in which case Acquiror shall receive Escrow Cash equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

                  6.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Cash; provided, however, that the amount of Escrow Cash, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Representative (as defined in Section 6.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of Target all Escrow Cash and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Cash to the stockholders of Target pursuant to this Section 6.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

                  6.6 METHOD OF ASSERTING CLAIMS. All claims for indemnification by Target, the Surviving Corporation, or any other Indemnified Person pursuant to this Section 6 shall be made in accordance with the provisions of the Escrow Agreement.

                  6.7 REPRESENTATIVE OF THE STOCKHOLDERS; POWER OF ATTORNEY. Dwight Decker shall be appointed as agent and attorney-in-fact (the "Stockholders' Representative") for each stockholder of Target (except such stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of stockholders of Target, to give and receive notices and communications on behalf of Target stockholders, to enter into and perform the Escrow Agreement, to authorize delivery to Acquiror of Escrow Cash or other property from the Escrow Fund in satisfaction of claims by Acquiror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing.

                  6.8 ADJUSTMENT TO ESCROW. In the event that Acquiror pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Cash shall be automatically reduced by the amount of Escrow Cash allocable to such Dissenting Shares. Upon certification by the Acquiror to the Escrow Agent of such event, the Escrow Cash allocable to such Dissenting Shares shall be promptly returned to Acquiror.

                                  SECTION SEVEN

         7.       GENERAL PROVISIONS.

                  7.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                           (a)      if to Acquiror or Merger Sub, to:
                                    ESS Technology, Inc.
                                    48401 Fremont Blvd.
                                    Fremont, CA  94538
                                    Attention: President
                                    Facsimile No.: (510) 492-1098
                                    Telephone No.: (510) 492-1088

                                    with a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    1020 Marsh Road
                                    Menlo Park, CA 94025
                                    Attention: Peter Cohn
                                    Facsimile No.:  (650) 614-7401
                                    Telephone No.  (650) 614-7420

                           (b)      if to Target, to:
                                    Pictos Technologies, Inc.
                                    5000 Birch Street, Suite 7000
                                    Newport Beach, CA 92660
                                    Attention: President
                                    Facsimile No.: (949) 417-5588
                                    Telephone No.: (949) 415-5500

                                    with a copy to:
                                    Wilson Sonsini Goodrich & Rosati, P.C.
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Attention: Michael J. Danaher
                                    Facsimile No.: (650) 493-6811
                                    Telephone No.: (650) 320-4625

                                    with a copy to the Shareholders
                                    Representative:

                                    Dwight Decker
                                    4311 Jamboree Road, M/S Hol376
                                    Newport Beach, CA 92660
                                    Facsimile No.:  (949) 483-6551
                                    Telephone No.:  (949) 483-2698

                  7.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the effective date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  7.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c), 1.7. 1.8, 1.11; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  7.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  7.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  7.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Mateo County, California.

                  7.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and,

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

therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  7.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon the parties and their respective successors and assigns. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                            [Signature Page Follows]

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

         Target, Acquiror and Merger Sub have executed this Agreement as of the date first written above.

                                                     TARGET:

                                    PICTOS TECHNOLOGIES, INC.

                                    By: /s/ Patrick Henry
                                    Name: Patrick Henry
                                    Title: President and Chief Executive Officer
                                    Address: 5000 Birch Street, Suite 7000
                                             Newport Beach, CA 92600

                                    ACQUIROR:

                                    ESS TECHNOLOGY, INC.

                                    By: /s/ Robert L. Blair
                                    Name: Robert L. Blair
                                    Title: President and Chief Executive Officer
                                    Address: 48401 Fremont Blvd.
                                             Fremont, CA 94538

                                    MERGER SUB:

                                    PICTOS ACQUISITION CORPORATION

                                    By: /s/ Robert L. Blair
                                    Name: Robert L. Blair
                                    Title: President and Chief Executive Officer
                                    Address:  48401 Fremont Blvd.
                                              Fremont, CA 94538

EXCLUDED EXHIBITS

The following schedule and exhibits to the Agreement and Plan of Merger dated June 9, 2003, by and among ESS Technology, Inc., Pictos Acquisition Corporation, and Pictos Technologies, Inc., have been omitted from this filing: Target Disclosure Schedule, Exhibit A (Certificate of Merger); Exhibit B (Form of Escrow Agreement); and Exhibit C (Form of Legal Opinion from Target's Counsel).

ESS hereby agrees to furnish supplementally to the Commission any omitted exhibit upon request.

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